Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Willdan Group, Inc. of our report dated March 9, 2023 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Willdan Group, Inc. for the year ended December 30, 2022.

/s/ Crowe LLP

Los Angeles, California
June 30, 2023